                                                                 EXHIBIT 3.1 (a)

                               Asta Funding, Inc.
                           Form 10-QSB March 31, 2002
                                 Exhibit 3.1 (a)


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                               ASTA FUNDING, INC.

         Asta Funding, Inc. (the "Corporation"), a Delaware corporation, hereby certifies as follows:

         1.       The name of the Corporation is Asta Funding, Inc.

         2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on August 2, 1995.

         3. Article FOURTH of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                  "FOURTH: The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 35,000,000 shares, consisting of 30,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

                  The following is a statement of the relative powers, designations, preferences, special rights, privileges, qualifications, limitations, restrictions and other matters pertaining to the Common Stock and the Preferred Stock.

                  A.       Common Stock.

                  (1) General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.

                  (2) Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted by the Corporation's stockholders, except as otherwise required by law. Except as provided by law or this Certificate of Incorporation, holders of Common Stock shall vote together with the holders of Preferred Stock as a single class on all matters. There shall be no cumulative voting.

                  (3) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in its sole discretion, subject to provisions of law, the provisions of this Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

                  (4) Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

                  B.       Preferred Stock.

                  The board of directors is authorized to issue the Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have voting powers (if any), conversion (if any), designations, preferences and relating, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock."

         4. This Certificate of Amendment to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Asta Funding, Inc. has caused this certificate to be signed by Gary Stern, its President, on the 7th day of May, 2002.


                                                     ASTA FUNDING, INC.


                                                     By: /s/ Gary Stern
                                                         -----------------------
                                                         Gary Stern, President